Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Hemisphere Media Group, Inc. of our report dated March 14, 2016, relating to our audit of the consolidated financial statements and internal control over financial reporting, which appears in the Annual Report on Form 10-K of Hemisphere Media Group, Inc. for the year ended December 31, 2015.

/s/ RSM US LLP

Miami, Florida

May 18, 2016